                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*



                          INTERNET PICTURES CORPORATION
             -------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.001 par value
             -------------------------------------------------------
                         (Title of Class of Securities)



                                    46059S101
             -------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 8 pages
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-------------------                                    -------------------------
CUSIP NO. 46059S101                   13G              PAGE _____ OF _____ PAGES
-------------------                                    -------------------------


--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            AT&T Corp.                                  13-4924710
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)      [ ]
            (b)      [ ]
--------------------------------------------------------------------------------
 3          SEC USE ONLY


--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   0
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  194,621
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  0
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    196,949
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            196,949
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            [ ]
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.0%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


                                Page 2 of 8 pages

-------------------                                    -------------------------
CUSIP NO. 46059S101                   13G              PAGE _____ OF _____ PAGES
-------------------                                    -------------------------


--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            MediaOne Group, Inc.                                 91-2047743
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)      [ ]
            (b)      [ ]
--------------------------------------------------------------------------------
 3          SEC USE ONLY


--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   0
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  194,621
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  0
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    196,949
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            196,949
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            [ ]
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.0%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


                                Page 3 of 8 pages

-------------------                                    -------------------------
CUSIP NO. 46059S101                   13G              PAGE _____ OF _____ PAGES
-------------------                                    -------------------------


--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            MediaOne of Colorado, Inc.                           84-1242269
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)      [ ]
            (b)      [ ]
--------------------------------------------------------------------------------
 3          SEC USE ONLY


--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   0
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  194,621
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  0
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    196,949
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            196,949
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            [ ]
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.0%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


                                Page 4 of 8 pages

-------------------                                    -------------------------
CUSIP NO. 46059S101                   13G              PAGE _____ OF _____ PAGES
-------------------                                    -------------------------


--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            MediaOne Interactive Services, Inc.                 841320963
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)      [ ]
            (b)      [ ]
--------------------------------------------------------------------------------
 3          SEC USE ONLY


--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   0
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  194,621
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  0
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    196,949
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            196,949
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            [ ]
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.0%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


                                Page 5 of 8 pages
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ITEM 1.

         (a)      NAME OF ISSUER

                  Internet Pictures Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  3160 Crow Canyon Road
                  San Ramon, CA 94583
ITEM 2.

         (a)      NAME OF PERSONS FILING

                  AT&T Corp.
                  MediaOne Group, Inc.
                  MediaOne of Colorado, Inc.
                  MediaOne Interactive Services, Inc.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  AT&T's principal business office is located at 32 Avenue of the Americas, New York, NY 10013. MediaOne Group's, MediaOne of Colorado's and MediaOne Interactive Services' principal business office is located at 188 Inverness Drive West, 6th Floor, Englewood, Colorado 80112.

         (c)      CITIZENSHIP

                  AT&T Corp. - New York
                  MediaOne Group, Inc. - Delaware
                  MediaOne of Colorado, Inc. - Colorado
                  MediaOne Interactive Services, Inc. - Colorado

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, $.001 par value

         (e)      CUSIP NUMBER

                  46059S101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4.           OWNERSHIP

As of December 31, 2001, each of AT&T Corp., MediaOne Group, Inc., MediaOne of Colorado, Inc. and MediaOne Interactive Services, Inc. was a beneficial owner of less than 5% of the outstanding shares of Common Stock of the Issuer.

                  (a)      Amount Beneficially Owned: 196,949

                  (b)      Percent of Class: 3.0%(1)

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    -0-

                           (ii)     Shared power to vote or to direct the vote:
                                    194,621

                           (iii) Sole power to dispose or to direct the disposition of: -0-

                           (iv) Shared power to dispose or to direct the disposition of: 196,949

----------

(1) Based on 6,581,545 shares of common stock outstanding as of September 30, 2001, as reported on Form 10-Q for the quarter ending September 30, 2001.


                                Page 6 of 8 pages
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ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF A GROUP

         Not applicable.

ITEM 10.          CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                Page 7 of 8 pages

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2002

                                        AT&T CORP.

                                        By: /s/ Robert S. Feit
                                        ----------------------------------------
                                                        Signature

                                        Robert S. Feit, Assistant Secretary -
                                        AT&T Corp.
                                        ----------------------------------------
                                                        Name/Title

                                        MEDIAONE GROUP, INC.

                                        By: /s/ James N. Zerefos
                                        ----------------------------------------
                                                        Signature

                                        James N. Zerefos, Assistant Secretary
                                        ----------------------------------------
                                                        Name/Title

                                        MEDIAONE OF COLORADO, INC.

                                        By: /s/ James N. Zerefos
                                        ----------------------------------------
                                                        Signature

                                        James N. Zerefos, Assistant Secretary
                                        ----------------------------------------
                                                        Name/Title

                                        MEDIAONE INTERACTIVE SERVICES, INC.

                                        By: /s/ James N. Zerefos
                                        ----------------------------------------
                                                        Signature

                                        James N. Zerefos, Assistant Secretary
                                        ----------------------------------------
                                                        Name/Title





                                Page 8 of 8 pages